Exhibit 99.1

The TJX Companies, Inc. Reports Above-Plan Second Quarter Earnings Growth; Raises Full Year Guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 16, 2011--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the second quarter ended July 30, 2011.

Net sales for the second quarter of Fiscal 2012 increased 8% to $5.5 billion and consolidated comparable store sales increased 4%. Net income for the second quarter was $348 million and diluted earnings per share were $.90, compared with $.74 per share last year. Last year’s results included the positive impact from a non-operating item (detailed under “Items Impacting Comparability” below). Excluding this item, diluted earnings per share for the second quarter increased 23% over the prior year’s $.73 adjusted diluted earnings per share. Current year results also include a $.03 per share positive impact related to foreign currency exchange, which is further discussed below.

For the first half of Fiscal 2012, net sales were $10.7 billion, a 6% increase over last year, and consolidated comparable store sales increased 3% over the prior year. Net income was $614 million, and diluted earnings per share were $1.57 compared to $1.54 in the same period last year. A number of items (detailed under “Items Impacting Comparability” below) impact the comparability of earnings per share for both periods. Excluding these items, adjusted diluted earnings per share for the first six months of Fiscal 2012 were $1.68, a 10% increase over the adjusted $1.53 in the prior year.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “I am very pleased with our strong second quarter performance as our 23% increase in adjusted earnings per share exceeded the high end of our already raised expectations. Further, these results mark the sixth consecutive year of very strong second quarter operating performance. We believe that this speaks to the consistency of TJX and the great flexibility of our business model, which has enabled us to succeed year after year, through both strong and weak economic environments. Customer traffic continues to be up over large increases in the last two years, as our tremendous values attract new and loyal customers. As we enter the third quarter, we see a marketplace full of fabulous brands and fashions and we will be utilizing the flexibility in our inventory position to take advantage of these opportunities. In addition, we will be significantly increasing our marketing penetration in the second half of the year, leveraging our marketing spend, which we believe will also draw consumers to our stores. We are confident in our prospects for the second half of 2011 and our ability to drive sales and profits in the short and long term, through various economic and retail cycles.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the second quarter, were as follows:

	Second Quarter		Second Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2012	FY2011	FY2012	FY2011
In the U.S.:
Marmaxx[4]	+5%	+3%	$3,654	$3,310
HomeGoods	+3%	+8%	$515	$456
International:
TJX Canada	-3%	+6%	$638	$581
TJX Europe	0%	-4%	$662	$528

TJX[5]	+4%	+3%	$5,468	$5,068

[1]Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. [2]Sales in Canada and Europe were impacted by foreign currency exchange rates. See below.
[3]Figures may not foot due to rounding. [4]Combination of T.J. Maxx and Marshalls. [5] Includes the former A.J. Wright segment, which had comparable store sales of 0% and net sales of $193 million in Q2FY11.

Impact of Foreign Currency Exchange Rates

Changes in foreign exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates, as there was in the second quarter.

The movement in foreign currency exchange rates had a 2 percentage point positive impact on consolidated net sales growth in both the second quarter of Fiscal 2012 and for the first half of Fiscal 2012. The impact of foreign currency exchange rates on earnings per share is discussed below under “Items Impacting Comparability.”

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, www.tjx.com.

Items Impacting Comparability

There were no items impacting comparability in the second quarter of Fiscal 2012. However, the prior year’s second quarter earnings per share included a $.01 positive impact from a reduction in the Company’s provision related to the computer intrusion(s) that took place over four years ago. Excluding this non-operating item, the Company’s $.90 second quarter diluted earnings per share represents a 23% increase over last year’s adjusted $.73. Additionally, the overall net impact of foreign currency exchange rates had a $.03 positive impact on second quarter Fiscal 2012 earnings per share compared with a neutral impact last year.

For the first six months of Fiscal 2012, certain items that impact comparability to the prior year are detailed in the table below:

	First Six Months
	FY2012	FY2011
Reported EPS	$1.57	$1.54
Impact of A.J. Wright Store Closings	.08	-
Store Conversion/Grand Re-Openings Costs	.03	-
Impact of Computer Intrusion(s) Provision Adjustment	-	(.01)
Adjusted EPS	$1.68	$1.53

The Fiscal 2012 costs associated with closing A.J. Wright stores, distribution centers and home office, and the sales, operating expenses and operating losses associated with those closures, which are recorded in the A.J. Wright segment, have a significant effect on the comparability of the first six months of Fiscal 2012 to the prior year six-month period. Additionally, the first quarter costs related to the conversion and grand re-opening of certain former A.J. Wright stores to T.J. Maxx, Marshalls and HomeGoods banners, which are recorded in the Marmaxx and HomeGoods segments, also impact year-over-year comparability for the Fiscal 2012 six-month period.

On a reported basis, diluted earnings per share for the first six months of Fiscal 2012 were $1.57 compared to $1.54 last year. On an adjusted basis, which excludes the negative impact of $.08 per share from the A.J. Wright segment loss in the first quarter of Fiscal 2012 and the $.03 per share negative impact of costs related to the conversion and grand re-opening of former A.J. Wright stores to T.J. Maxx, Marshalls and HomeGoods banners in the first quarter of Fiscal 2012, as well as the $.01 positive impact from the reduction to the computer intrusion(s) provision (see above) in the second quarter of Fiscal 2011, adjusted diluted earnings per share in the first six months of Fiscal 2012 were $1.68, a 10% increase over last year’s adjusted $1.53.

To provide investors information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company is providing financial measures in this press release that exclude these items from the Fiscal 2012 and Fiscal 2011 reported results. Throughout this release, the term “reported” refers to information prepared in accordance with accounting principles generally accepted in the United States (GAAP), while the term “adjusted” refers to non-GAAP financial information adjusted to exclude the impact of the items mentioned above as applicable. Adjusted financial information, along with reconciliations of this information to financial information prepared under GAAP is attached to this release and available in the investor information section of the Company’s website, www.tjx.com.

Foreign currency exchange rates also impacted the comparability of earnings per share for the first six months of Fiscal 2012 to the prior year’s first six months. The overall net impact of foreign currency exchange rates was neutral on earnings per share in the first six months of Fiscal 2012, compared with a $.01 per share negative impact last year.

Margins

For the second quarter of Fiscal 2012, the Company’s consolidated pretax profit margin was 10.2%, up 0.6 percentage points compared to the adjusted pretax profit margin in the prior year. The year-over-year impact of foreign currency exchange rates detailed above contributed 0.1 percentage points to this increase.

The gross profit margin for the second quarter of Fiscal 2012 was 27.3%, 0.7 percentage points above the prior year. This increase is primarily attributable to buying and occupancy expense leverage as well as the positive impact of mark-to-market adjustments on the Company’s inventory-related hedges. Merchandise margins were flat on top of significant increases in each of the past four years, and up versus prior year at the Company’s North American businesses.

Selling, general and administrative costs as a percent of sales were 16.9% in the second quarter, a 0.1 percentage point increase versus the prior year. This increase, which was favorable to what we had planned, primarily reflects the Company’s increased advertising investment.

Inventory

Total inventories as of July 30, 2011, were $3.4 billion, compared with $2.9 billion at the end of the second quarter of the prior year. Consolidated inventories on a per-store basis, including the warehouses, at July 30, 2011, were up 16% (up 15% on a constant currency basis) versus being down 13% at the end of the second quarter last year. This increase, which is similar to the end of the first quarter of Fiscal 2012, continues to be primarily due to the Company’s having taken advantage of much larger quantities of branded, end-of-season pack-away product earlier this year, versus very low quantities in the prior year. These goods will not begin flowing to the stores until the third quarter of Fiscal 2012. It’s important to note that this overall inventory increase is primarily due to timing as the Company’s forward inventory purchase commitments for the second half of Fiscal 2012 are significantly lower than at this time last year. Further, the increase is entirely in the Company’s distribution centers, as inventories in the stores were lower than last year and store inventory turns continued to increase over prior year during the quarter. The Company enters the third quarter with very liquid inventory levels, positioning it very well to take advantage of the excellent buying opportunities that it sees in the marketplace.

Share Repurchases

During the second quarter, the Company spent a total of $311 million in repurchases of TJX stock, retiring 5.9 million shares. For the first half of Fiscal 2012, the Company has spent a total of $673 million in repurchases of TJX stock, retiring 13.1 million shares, and continues to expect to repurchase approximately $1.2 billion of TJX stock in Fiscal 2012. The Company may adjust the amount of this spending up or down depending on various factors.

Full Year and Third Quarter Fiscal 2012 Outlook

For the full year Fiscal 2012, the Company is raising its outlook for earnings per share, on a GAAP basis, to be in the range of $3.78 to $3.86, compared with $3.30 in earnings per share from continuing operations in Fiscal 2011. Excluding the costs associated with the A.J. Wright consolidation in Fiscal 2012, adjusted diluted earnings per share for the full year are expected to be in the range of $3.89 to $3.97, which represents an 11% to 14% increase over the prior year’s adjusted earnings per share from continuing operations of $3.49 (adjusted to exclude the impact of the A.J. Wright consolidation in the fourth quarter of Fiscal 2011 as well as the benefit from the reduction in the provision related to the computer intrusion(s) in the Fiscal 2011 second quarter). This outlook is based upon consolidated comparable store sales growth in the range of 2% to 3%.

	Full Year
	FY2012E	FY2011
EPS from continuing operations	$3.78 - $3.86	$3.30
Impact of Computer Intrusion(s) Provision Adjustment	-	(.02)
Impact of A.J. Wright Closing	.08	.21
Store Conversion/Grand Re-Openings Costs	.03	-
Adjusted EPS from continuing operations	$3.89 - $3.97	$3.49

For the third quarter of Fiscal 2012, the Company expects diluted earnings per share on a GAAP basis to be in the range of $1.03 to $1.07, which would represent a 12% to 16% increase over $.92 per share last year. This outlook is based upon estimated consolidated comparable store sales growth of 2% to 3%.

The Company’s earnings guidance assumes that currency exchange rates will remain unchanged from current levels.

More detailed information on the effects of the A.J. Wright consolidation including store closings and costs related to converting former A.J. Wright stores to other banners (including grand re-opening costs) on Fiscal 2012 guidance is available in the investor information section of the Company’s website, www.tjx.com. Such information includes reconciliations to guidance for financial information in accordance with GAAP.

Stores by Concept

During the second quarter ended July 30, 2011, the Company increased its store count by a net of 32 stores, including the conversion of certain former A.J. Wright stores into other TJX banners during the quarter. The Company increased square footage by 2% over the same period last year.

	Store Locations		Gross Square Feet*
	Second Quarter		Second Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	956	963	28.1	28.3
Marshalls	872	875	27.2	27.3
HomeGoods	350	366	8.7	9.1
TJX Canada:
Winners	216	216	6.3	6.3
HomeSense	82	82	2.0	2.0
Marshalls	5	5	0.2	0.2
TJX Europe:
T.K. Maxx	316	322	10.1	10.3
HomeSense	24	24	0.5	0.5

TJX	2,821	2,853	83.1	83.9
*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 963 T.J. Maxx, 875 Marshalls, and 366 HomeGoods stores in the United States, 213 Winners, 82 HomeSense, 5 Marshalls, and 3 STYLESENSE stores in Canada, and 322 T.K. Maxx and 24 HomeSense stores in Europe. TJX’s press releases and financial information are also available at www.tjx.com.

Fiscal 2012 Second Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s second quarter Fiscal 2012 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, August 23, 2011 or at www.tjx.com.

August 2011 Sales Recorded Call

Additionally, the Company expects to release its August 2011 sales results on Thursday, September 1, 2011, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s August sales results, operations and business trends will be available at www.tjx.com, or by calling (703) 736-7248 through Thursday, September 8, 2011.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls are available at the Investor Information section of www.tjx.com after they are no longer available by telephone as well as reconciliations of non-GAAP financial measures to GAAP financial measures, and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: global economies and credit and financial markets; foreign currency exchange rates; buying and inventory management; market, geographic and category expansion; customer trends and preferences; quarterly operating results; marketing, advertising and promotional programs; data security; seasonal influences; large size and scale; unseasonable weather; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures; information systems and technology; cash flows; consumer spending; merchandise quality and safety; merchandise importing; international operations; commodity prices; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings; real estate leasing; market expectations; tax matters and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (Dollars In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

Net sales	$5,468,274	$5,068,080	$10,688,569	$10,084,620

Cost of sales, including buying and occupancy costs	3,976,035	3,719,210	7,803,293	7,367,884
Selling, general and administrative expenses	923,693	853,801	1,878,167	1,675,164
Provision (credit) for Computer Intrusion related costs	-	(11,550)	-	(11,550)
Interest expense, net	9,109	10,272	18,026	20,474

Income before provision for income taxes	559,437	496,347	989,083	1,032,648
Provision for income taxes	211,099	191,363	374,794	396,230

Net income	$348,338	$304,984	$614,289	$636,418

Diluted earnings per share:	$0.90	$0.74	$1.57	$1.54

Cash dividends declared per share	$0.19	$0.15	$0.38	$0.30

Weighted average common shares – diluted (in thousands)	387,625	409,742	391,091	412,394

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	July 30, 2011	July 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$977.8	$1,380.2
Short-term investments	82.1	139.2
Accounts receivable and other current assets	534.7	449.0
Current deferred income taxes, net	66.4	95.9
Merchandise inventories	3,368.1	2,884.6

Total current assets	5,029.1	4,948.9

Property and capital leases, net of depreciation	2,660.4	2,350.4
Other assets	227.6	207.5
Goodwill and tradename, net of amortization	180.0	179.9

TOTAL ASSETS	$8,097.1	$7,686.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,922.3	$1,847.5
Accrued expenses and other current liabilities	1,269.0	1,127.1

Total current liabilities	3,191.3	2,974.6

Other long-term liabilities	730.4	733.8
Non-current deferred income taxes, net	296.0	230.2
Long-term debt	774.4	774.4

Shareholders’ equity	3,105.0	2,973.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,097.1	$7,686.7

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Twenty-Six Weeks Ended
	July 30, 2011	July 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$614.3	$636.4
Depreciation and amortization	236.4	227.2
Deferred income tax provision	46.5	55.0
Share-based compensation	31.7	28.0
(Increase) in accounts receivable and other assets	(76.7)	(52.8)
(Increase) in merchandise inventories	(571.9)	(345.9)
Increase in accounts payable	220.3	335.5
(Decrease) in accrued expenses and other liabilities	(156.8)	(211.4)
Other	(18.1)	(6.0)

Net cash provided by operating activities	325.7	666.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(439.2)	(326.9)
Purchases of short-term investments	(56.2)	(72.4)
Sales and maturities of short-term investments	53.8	67.9
Other	0.5	0.5
Net cash (used in) investing activities	(441.1)	(330.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(671.3)	(574.7)
Proceeds from sale and issuance of common stock	110.8	100.5
Cash dividends paid	(131.6)	(110.1)
Other	21.1	13.9
Net cash (used in) financing activities	(671.0)	(570.4)

Effect of exchange rate changes on cash	22.4	0.9

Net (decrease) in cash and cash equivalents	(764.0)	(234.4)
Cash and cash equivalents at beginning of year	1,741.8	1,614.6

Cash and cash equivalents at end of period	$977.8	$1,380.2

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Net sales:
U.S. segments:
Marmaxx	$3,653,586	$3,309,549	$7,178,795	$6,587,413
HomeGoods	515,309	455,685	1,018,592	912,744
A.J. Wright	-	193,219	9,229	404,598
International segments:
TJX Canada	637,691	581,447	1,229,760	1,136,445
TJX Europe	661,688	528,180	1,252,193	1,043,420
Total net sales	$5,468,274	$5,068,080	$10,688,569	$10,084,620

Segment profit (loss):
U.S. segments:
Marmaxx	$478,922	$416,255	$969,903	$884,735
HomeGoods	37,472	35,176	82,931	75,769
A.J. Wright	-	2,012	(49,291)	11,798
International segments:
TJX Canada	92,309	81,722	128,392	136,081
TJX Europe	7,322	2,122	(23,993)	7,964
Total segment profit	616,025	537,287	1,107,942	1,116,347

General corporate expenses	47,479	42,218	100,833	74,775
Provision (credit) for Computer Intrusion related costs	-	(11,550)	-	(11,550)
Interest expense, net	9,109	10,272	18,026	20,474
Income before provision for income taxes	$559,437	$496,347	$989,083	$1,032,648

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the second quarter ended July 30, 2011, TJX repurchased 5.9 million shares of its common stock at a cost of $311 million. For the six months ended July 30, 2011, TJX repurchased 13.1 million shares of its common stock at a cost of $673 million. In June 2011, TJX completed the $1 billion stock repurchase program authorized in February 2010 under which TJX repurchased 20.6 million shares of common stock and began repurchasing its stock under the repurchase program approved by TJX’s Board of Directors in February 2011. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  In the fourth quarter of fiscal 2011, TJX’s Board of Directors approved the consolidation of its A.J. Wright division whereby 90 A.J. Wright stores were converted into T.J. Maxx, Marshalls or HomeGoods stores and the remaining 72 stores, its two distribution centers and home office were closed. TJX commenced the liquidation process in the fiscal 2011 fourth quarter and 20 stores had been closed as of January 29, 2011. All of the remaining stores ceased operation by February 13, 2011. The majority of the costs to consolidate A.J. Wright were recognized in the fourth quarter of fiscal 2011. Because of the timing of the store closings the remainder of the closing costs (primarily lease related obligations) and additional operating losses were reported as a $49 million A.J. Wright segment loss in the first quarter of fiscal 2012. In addition, the first quarter of fiscal 2012 includes costs related to the conversion of the 90 A.J. Wright stores to other banners (primarily store payroll and occupancy costs during the approximate eight to twelve week period in which the stores were closed) and costs related to grand opening events when the stores re-opened. These costs totaled $20 million with $17 million reflected in the Marmaxx segment and $3 million in the HomeGoods year to date segment results.

Appendix

The TJX Companies, Inc.

Reconciliation of Reported results to Non-GAAP measures

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. The Tables below provide supplemental non-GAAP financial data and corresponding reconciliations to GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

In order to compare Q2 FY12 to Q2 FY11, Q2 FY11 has been Adjusted to exclude a positive benefit of $11.5M due to a reduction in the Company's provision related to the previously announced computer intrusion(s).

The following table shows the reconciliation of Q2 FY11 GAAP measures and the adjusted non-GAAP measures which include these items.

Q2 Fiscal 2011 - Reconciliation of expense ratios and pre-tax margin

US$ in Millions	Fiscal 2011			Fiscal 2011		Fiscal 2012
	As Reported			As Adjusted		As Reported
		% to			% to		% to
	$'s	net sales	Adjustments	$'s	net sales	$'s	net sales

Net Sales	$5,068			$5,068		$5,468

Cost of sales including buying and occupancy costs	3,719	73.4%		3,719	73.4%	3,976	72.7%
Gross Profit Margin		26.6%			26.6%		27.3%

Selling, general and administrative expenses	854	16.8%		854	16.8%	924	16.9%

Provision (credit) for Computer Intrusion related costs	(12)		12

Interest expense, net	10			10		9

Income before taxes	$496	9.8%	($12)	$485	9.6%	$559	10.2%

Note: Figures may not foot due to rounding.

The TJX Companies, Inc.

Reconciliation of Reported results to Non-GAAP measures

Results for First 6 Months FY12 reflect expenses related to the A.J. Wright consolidation, including closing costs and additional operating losses related to the closure of A.J. Wright stores not closed in Q4 FY11, the costs related to the conversion of the former A.J. Wright stores to other TJX banners and the costs related to grand re-opening events when the stores re-opened. The Marmaxx and HomeGoods segments reflect costs related to store conversions and grand re-openings. In order to compare 1H FY12 to 1H FY11, 1H FY11 has been Adjusted to exclude a positive benefit of $11.5M due to a reduction in the Company's provision related to the previously announced computer intrusion(s).

The following tables show the reconciliation between First 6 Months GAAP measures and the adjusted non-GAAP measures for FY12 and FY11, which include these items.

First 6 Months of Fiscal 2012 - Reconciliation of expense ratios and pre-tax margin

US$ in Millions	Fiscal 2012			Fiscal 2012
	As Reported			As Adjusted
		% to			% to
	$'s	net sales	Adjustments	$'s	net sales

Net Sales	$10,689		($9)	$10,679

Cost of sales including buying and occupancy costs	7,803	73.0%	(16)	7,787	72.9%
Gross Profit Margin		27.0%			27.1%

Selling, general and administrative expenses	1,878	17.6%	(63)	1,816	17.0%

Interest expense, net	18		0	18

Income before taxes	$989	9.3%	$69	$1,058	9.9%

First 6 Months of Fiscal 2011 - Reconciliation of expense ratios and pre-tax margin

US$ in Millions	Fiscal 2011			Fiscal 2011
	As Reported			As Adjusted
		% to			% to
	$'s	net sales	Adjustments	$'s	net sales

Net Sales	$10,085			$10,085

Cost of sales including buying and occupancy costs	7,368	73.1%		7,368	73.1%
Gross Profit Margin		26.9%			26.9%

Selling, general and administrative expenses	1,675	16.6%		1,675	16.6%

Provision (credit) for Computer Intrusion related costs	(12)		12	0

Interest expense, net	20			20

Income before taxes	$1,033	10.2%	($12)	$1,021	10.1%

Note: Figures may not foot due to rounding.

First 6 Months of Fiscal 2012 - Reconciliation of Marmaxx and HomeGoods segment margins

US$ in Millions	Fiscal 2012			Fiscal 2012		Fiscal 2011
	As Reported			As Adjusted		As Reported
		% to			% to		% to
	$'s	net sales	Adjustments	$'s	net sales	$'s	net sales

Marmaxx
Net Sales	$7,179		$0	$7,179		$6,587
Segment Profit	970	13.5%	17	987	13.7%	885	13.4%

HomeGoods
Net Sales	$1,019		$0	$1,019		913
Segment Profit	83	8.1%	3	86	8.5%	76	8.3%

Note: Figures may not foot due to rounding.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Global Communications
(508) 390-2323